Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 259,475.74		$ 39.73
	Total Transaction Valuation:	$ 259,475.74
	Total Fees Due for Filing:			$ 39.73
	Total Fees Previously Paid:			$ 39.73
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) The final transaction value is based on the aggregate amount of 17,905.857 shares of Class I common stock (the "Shares") of Jefferies Credit Partners BDC Inc. (the "Company") that were tendered for purchase. (2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34 100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction. (3) An aggregate fee of $1,477.81 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-94255) on October 1, 2024 (the "October 2024 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the October 2024 Schedule TO-I filed on November 7, 2024, was $0.00, as no shares were tendered in connection with the related tender offer, and $1,477.81 from the filing fee paid with the October 2024 Schedule TO-I is available for future offset claims. An aggregate fee of $566.46 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-94255) on January 24, 2025 (the "January 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the January 2025 Schedule TO-I filed on March 4, 2025, was $0.00, as no shares were tendered in connection with the related tender offer, and $566.46 from the filing fee paid with the January 2025 Schedule TO-I is available for future offset claims. An aggregate fee of $683.83 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-94255) on April 1, 2025 (the "April 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the April 2025 Schedule TO-I filed on May 5, 2025, was $16.53, leaving $667.30 from the filing fee paid with the April 2025 Schedule TO-I available for future offset claims. An aggregate fee $296.89 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-94255) on July 1, 2025 (the "July 2025 Schedule TO-I"). This is the final amendment to the July 2025 Schedule TO-I and is being filed to report the results of the offer. The final transaction fee due for the July 2025 Schedule TO-I filing is $39.73, leaving $257.16 from the filing fee paid with the July 2025 Schedule TO-I available for future offset claims.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A